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                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF SEALY MATTRESS COMPANY


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
     1.   Sealy Mattress Company of Puerto Rico
     2.   Ohio-Sealy Mattress Manufacturing Co., Inc. (Randolph) (Massachusetts)
     3.   Ohio-Sealy Mattress Manufacturing Co.--Ft. Worth (Texas)
     4.   Ohio-Sealy Mattress Manufacturing Co.--(Georgia)
     5.   Ohio-Sealy Mattress Manufacturing Co.--Houston (Texas)
     6.   Sealy Mattress Company of Michigan, Inc. (Michigan)
     7.   Sealy Mattress Company of Kansas City, Inc. (Missouri)
     8.   Sealy of Maryland and Virginia, Inc. (Maryland)
     9.   Sealy Mattress Company of Illinois (illinois)
          a. A. Brandwein & Company (Illinois)
    10.   Sealy Mattress Company of Albany, Inc. (New York)
    11.   Sealy of Minnesota, Inc. (Minnesota)
    12.   Sealy Mattress Company of Memphis (Tennessee)
    13.   The Stearns & Foster Bedding Company (Delaware)
          A. The Stearns & Foster Upholstery Furniture Company (Ohio)
    14.   Sealy, Inc. (Ohio)
          a. Sealy Mattress Company Mexico S. de R.L. de C.V. (Mexico)**
    15.   The Ohio Mattress Company Licensing and Components Group (Delaware)
          a. Sealy Mattress Manufacturing Company, Inc. (Delaware)
          b. Sealy Canada, Ltd. (Alberta)
          1. Gestion Centurion, Inc. (Quebec)
          a. Les Resorts Alpha, Inc. (Quebec) (33%)
          c. Sealy Descanso S.A.
    16.   Advanced Sleep Products (California)
    17.   Sealy Components--Pads, Inc. (Delaware)
    18.   Sealy Mattress Company of San Diego (California)
    19.   Sealy Connecticut, Inc. (Connecticut)
    20.   Sealy Mattress Company of S.W. Virginia (Virginia)
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